Golden Enterprises Press Release


    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Dec. 12, 2005--Golden Enterprises, Inc. (NASDAQ: GLDC) announced today that it received a NASDAQ Staff Deficiency Letter on December 6, 2005 indicating that Golden Enterprises, Inc. (the "Company") fails to comply with the independent Audit Committee membership requirements for continued listing set forth in Marketplace Rule 4350(d)(2). Market Place Rule 4350(d)(2) requires that the Company have an Audit Committee consisting of three independent directors. James I. Rotenstreich, John
S. P. Samford and Edward R. Pascoe serve on the Company's Audit Committee. The Company, has had preliminary discussions with NASDAQ and is working, along with the members of the Audit Committee, to insure that they will continue to qualify as independent directors.
    Sloan Y. Bashinsky, Sr., who controlled a majority of the Company stock, died on August 2, 2005 and created a Voting Committee under his Will and Trust to vote the Company stock controlled by him. The Voting Committee is made up of each member of the Company's Board of Directors and one additional member appointed by the Personal Representatives of Mr. Bashinsky's Estate and Trust. As Directors, Messrs. Rotenstreich, Samford and Pascoe, serve on the Voting Committee. NASDAQ has determined that because Messrs. Rotenstreich, Samford and Pascoe serve on the Voting Committee, they do not qualify as independent directors.
    Prior to serving on the Voting Committee, Messrs. Rotenstreich, Samford and Pascoe were independent directors. In response to the NASDAQ letter, they have resigned from the Voting Committee and should thereby regain their status as independent directors. The Company is in the process of submitting this action to NASDAQ staff for written approval which would continue the Company's compliance with the NASDAQ listing requirements.


    CONTACT: Golden Enterprises, Inc.
             Patty Townsend, 205-458-7132